UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 15, 2005

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-3492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

1401 McKinney, Suite 2400, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

(713) 759-2600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 3.03. Material Modifications to Rights of Security Holders

On December 15, 2005, the “Final Expiration Date” occurred under the Restated Rights Agreement between Halliburton Company and ChaseMellon Shareholder Services L.L.C. dated as of December 1, 1996.

On September 8, 2005, the Board of Directors of the Company adopted the following policy statement effective upon the termination of the Rights Agreement at the close of business on December 15, 2005:

“The Company does not have a “poison pill” or stockholder rights plan.

‘If the Company were to adopt a stockholder rights plan, the Board would seek prior stockholder approval of the plan unless, due to timing constraints or other reasons, a majority of independent directors of the Board determines that it would be in the best interests of stockholders for the Board to adopt a plan before obtaining stockholder approval.

‘If a stockholder rights plan is adopted without prior stockholder approval, the plan must either be ratified by stockholders or must expire, without being renewed or replaced, within one year.

‘The Nominating and Corporate Governance Committee shall review this policy statement periodically and report to the Board on any recommendations it may have concerning the policy.”

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As a consequence of the expiration of the Rights Agreement, as described above under Item 3.03, the Company on December 19, 2005 filed a Certificate of Elimination with the Secretary of State of the State of Delaware effecting the elimination of the Certificate of Designation, Rights and Preferences with respect to the Company’s Series A Junior Participating Preferred Stock.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

4.1	Certificate of Elimination with respect to Series A Junior Participating Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: December 19, 2005	By:	/s/ Margaret E. Carriere
Margaret E. Carriere
Senior Vice President and Secretary

EXHIBIT INDEX

4.1	Certificate of Elimination with respect to Series A Junior Participating Preferred Stock.